Exhibit 99.1
For Immediate Release
Contact:Patrick Pedonti, Chief Financial Officer: 860-298-4738
E-mail: investorrelations@sscinc.com
SS&C Technologies Announces Q2 2006 Results
WINDSOR, CT — August 14, 2006 — SS&C Technologies, Inc.(www.ssctech.com), a global provider of financial services software and outsourcing solutions, today announced record revenues for the quarter ended June 30, 2006. Reported revenue on a GAAP basis for the second quarter of 2006 was $50.7 million. Included in reported revenue for the second quarter is a $1.5 million reduction in revenue caused by purchase accounting adjustments to reflect November 23, 2005 deferred revenue at its estimated fair value. Excluding the purchase accounting adjustment, adjusted revenue (a non-GAAP financial measure defined in note 3 to the attached Consolidated Condensed Financial Information) for the second quarter of 2006 was $52.2 million, a 28% increase from the second quarter of 2005. Net profit, on a GAAP basis, for the second quarter of 2006, was $1.8 million.
Adjusted operating income (a non-GAAP financial measure defined in note 1 to the attached Consolidated Condensed Financial Information) was $18.4 million for the three months ended June 30, 2006, compared to $12.6 million in the second quarter of the prior year. The adjusted operating income increase is 47%. GAAP operating income in the second quarter of 2006 was $11.3 million and includes amortization of $5.7 million and deferred revenue adjustment and other purchase accounting items of $1.4 million. GAAP operating income in the second quarter of 2005 was $10.7 million and includes amortization of $1.8 million.
Consolidated EBITDA (a non-GAAP financial measure defined in note 2 of the Consolidated Condensed Financial Information) for the second quarter of 2006 was $21.0 million, compared to $17.1 million in the second quarter of 2005.
Revenues/Operating Income
Bill Stone, SS&C’s Chairman and CEO, commenting on recent results said, “We are pleased with our second quarter results. Revenues reached a record high, with solid contributions from our recurring revenues. Recurring revenues, which includes both maintenance and outsourcing revenues, grew to $40.5 million, an increase of 28% over Q2 2005, and now represent 80% of total revenues. We continue to stay focused on our expenses and our operating margins; adjusted operating income was 36% of revenues in the second quarter compared with 31% in the second quarter of 2005, a 500 basis point improvement.”
Outsourcing Solutions
” Outsourcing continues to be a key strategy of our growth, and in Q2 outsourcing revenues reached a record high of $27.2 million, a 39% increase over Q2 2005,” said Stone. “Growth came in several areas, including FMC’s outsourcing business to asset managers, fund administration services we provide to hedge funds, and treasury operations, particularly Foreign Exchange trading and clearance provided by our TradeThru product.”

Balance Sheet and cash Flow
“We ended the quarter with $14.6 million cash on our balance sheet and have a total debt position of $486.6 million. We generated net cash from operating activities of $16.8 million and have used that cash to acquire a new business, pay down our debt and deleverage our business. In the first quarter we acquired Cogent Management, Inc. for $11.9 million, and we paid down $4.8 million in debt,” said Stone.
Earnings Call
SS&C’s Q2 2006 earnings call will take place at 10:00 a.m. Eastern Time on August 15, 2006. The call will discuss Q2 2006 results. Interested parties may dial 706-643-7858 (US, Canada and International) and request the “SS&C Second Quarter Earnings Call”, conference ID #434869. A replay will be available after 8:00 pm on August 15th, until midnight on August 22, 2006. To hear the replay, dial 706-645-9291 and enter the access code 4345869. A replay of the call will also be available after August 16, 2006 on our website at www.ssctech.com/about/investor.asp.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
	June 30, 2006	June 30, 2006	June 30, 2005	June 30, 2005
Revenues:
Software licenses	$5,164	$10,362	$5,822	$10,317
Maintenance	13,306	26,348	11,961	21,804
Professional services	4,950	10,128	3,311	5,932
Outsourcing	27,235	52,182	19,619	30,076

Total revenues	50,655	99,020	40,713	68,129

Cost of revenues:
Software licenses	2,287	4,548	759	1,354
Maintenance	5,064	9,863	2,877	5,025
Professional services	3,311	6,293	2,552	4,206
Outsourcing	13,843	27,097	10,439	15,850

Total cost of revenues	24,505	47,801	16,627	26,435

Gross profit	26,150	51,219	24,086	41,694

Operating expenses:
Selling and marketing	4,187	7,895	3,930	6,373
Research and development	5,928	11,804	5,940	9,423
General and administrative	4,695	8,753	3,475	5,994

Total operating expenses	14,810	28,452	13,345	21,790

Operating income	11,340	22,767	10,741	19,904

Interest (expense) income	(11,764)	(23,273)	(451)	121
Other income, net	888	827	65	115

Income before income taxes	464	321	10,355	20,140
(Benefit) provision for income taxes	(1,323)	(1,240)	3,766	7,582

Net income	$1,787	$1,561	$6,589	$12,558

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	Successor
	June 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$14,558	$15,584
Accounts receivable, net	33,096	32,862
Income taxes receivable	4,224	8,176
Prepaid expenses and other current assets	6,952	6,236

Total current assets	58,830	62,858

Property and equipment, net	10,235	10,289

Intangible and other assets, net	1,121,638	1,103,224

Total assets	$1,190,703	$1,176,371

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$8,186	$10,438
Accounts payable	2,364	2,367
Accrued employee compensation and benefits	4,861	9,048
Other accrued expenses	6,720	8,769
Interest payable	2,067	3,082
Deferred income taxes	1,280	1,305
Deferred maintenance and other revenue	28,740	20,566

Total current liabilities	54,218	55,575

Long-term debt, net of current portion	478,441	478,143
Other long-term liabilities	1,254	1,257
Deferred income taxes	87,241	84,263

Total liabilities	621,154	619,238

Total stockholder’s equity	569,549	557,133

Total liabilities and stockholder’s equity	$1,190,703	$1,176,371

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Successor	Predecessor
	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005
Cash flow from operating activities:
Net income	$1,561	$12,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,372	4,127
Foreign exchange gains on debt	(682)	—
Amortization of loan origination costs	1,265	27
Equity earnings in long-term investment	(72)	—
Net realized gains on equity investments	—	(197)
(Gain) loss on sale or disposal of property and equipment	(1)	4
Deferred income taxes	(1,927)	543
Income tax benefit related to exercise of stock options	—	1,777
Provision for doubtful accounts	187	406
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	1,173	(4,030)
Prepaid expenses and other assets	(1,149)	(123)
Income taxes receivable	3,948	(1,143)
Accounts payable	(45)	(599)
Accrued expenses	(7,546)	(1,639)
Income taxes payable	(247)	(599)
Deferred maintenance and other revenues	6,964	3,667

Net cash provided by operating activities	16,801	14,779

Cash flow from investing activities:
Additions to property and equipment	(1,944)	(1,476)
Proceeds from sale of property and equipment	2	3
Cash paid for business acquisitions, net of cash acquired	(11,500)	(177,788)
Cash paid for long-term investment	—	(2,000)
Purchases of marketable securities	—	(88,250)
Sales of marketable securities	—	181,074

Net cash used in investing activities	(13,442)	(88,437)

Cash flow from financing activities:
Cash received from borrowings	13,400	75,000
Repayment of debt	(18,171)	(8,009)
Exercise of stock options	72	1,662
Issuance of common stock	—	343
Purchase of common stock for treasury	—	(5,584)
Common stock dividends	—	(1,836)

Net cash (used in) provided by financing activities	(4,699)	61,576

Effect of exchange rate changes on cash	314	(414)

Net decrease in cash and cash equivalents	(1,026)	(12,496)
Cash and cash equivalents, beginning of period	15,584	28,913

Cash and cash equivalents, end of period	$14,558	$16,417

See Notes to Consolidated Condensed Financial Information.

SS&C Technologies, Inc. and Subsidiaries
Notes to Consolidated Condensed Financial Information
(unaudited)
Note 1. Reconciliation of Operating Income to Adjusted Operating Income
Adjusted operating income represents operating income adjusted for amortization of acquisition-related intangible assets, merger costs and purchase accounting adjustments for deferred revenue and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Successor		Predecessor
	Three months	Six months	Three months	Six months
	ended	Ended	ended	Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2006	2006	2005	2005
Operating income	$11,340	$22,767	$10,741	$19,904
Purchase accounting adjustments	1,414	2,555	—	—
Amortization of intangible assets	5,657	11,120	1,810	2,566

Adjusted operating income	$18,411	$36,442	$12,551	$22,470

Note 2. Reconciliation of Net Income to EBITDA and Consolidated EBITDA
EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in November 2005, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA and Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as an alternative to operating income, net income, or cash flows from operating activities. EBITDA and Consolidated EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. The following is a reconciliation between EBITDA and Consolidated EBITDA to net income.

	Successor		Predecessor
	Three months	Six months	Three months	Six months
	ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2006	2006	2005	2005
Net income	$1,787	$1,561	$6,589	$12,558
Interest expense (income)	11,764	23,273	451	(121)
Income taxes	(1,323)	(1,240)	3,766	7,582
Depreciation and amortization	6,803	13,372	2,754	4,127

EBITDA	$19,031	$36,966	$13,560	$24,146
Purchase accounting adjustments	1,414	2,555	—	—
Unusual or non-recurring charges	145	210	(66)	(115)
Acquired EBITDA and cost savings	116	748	3,580	12,382
Other	250	500	—	—

Consolidated EBITDA	$20,956	$40,979	$17,074	$36,413

Note 3. Reconciliation of Revenue to Adjusted Revenue
Adjusted revenue represents revenue adjusted for one-time purchase accounting adjustments to fair value deferred revenue as a result of the November 2005 merger. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of the Company. Adjusted revenue is not a recognized term under generally accepted accounting principles (GAAP). Adjusted revenue does not represent revenue, as that term is defined under GAAP, and should not be considered as an alternative to revenue as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted revenue and revenue, the GAAP measure we believe to be most directly comparable to adjusted revenue.

	Successor		Predecessor
		Six months		Six months
	Three months ended	Ended	Three months ended	Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2006	2006	2005	2005
Revenue	$50,655	$99,020	$40,713	$68,129
Deferred revenue purchase accounting adjustments	1,594	3,005	—	—

Adjusted revenue	$52,249	$102,025	$40,713	$68,129